News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:

Jay Worley (610) 902-6206	James Ely (610) 902-6010

jay.worley@airgas.com	jim.ely@airgas.com
For release:            Immediately
Airgas Announces Resignation of CFO Roger Millay
RADNOR, PA – September 7, 2006 — Airgas, Inc. (NYSE: ARG), the nation’s largest distributor of industrial, specialty, and medical gases and related products, today announced that Roger F. Millay will resign as senior vice president and chief financial officer, effective September 20, 2006. He has accepted an appointment as senior executive vice president and CFO of Discovery Communications, Inc., the parent company of the Discovery Channel, the Learning Channel (TLC), and Animal Planet, among others.
Robert M. McLaughlin, vice president – controller, will take over as interim CFO for Airgas upon Millay’s resignation while a search for a permanent replacement is conducted.
“Roger leaves Airgas at the top of his game, having been named by Chemical Week as its Senior Financial Officer (SFO) of the Year just last month,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “In almost seven years as Airgas’ CFO, Roger has helped build a strong financial team, aligned around clear metrics, which will endure as we move forward. We wish him all the best in his new role.”
McLaughlin has been vice president and controller for Airgas since June 2001 and, among other accomplishments, he has led the Company’s accounting systems conversion to Oracle and the development of a Central Accounting Group.

Prior to joining Airgas, McLaughlin had served as vice president-finance for Asbury Automotive Group, an automotive retailer, and before that as vice president of finance and in other financial management roles with Unisource Worldwide, Inc., an international paper and industrial supply distribution company. McLaughlin, a Certified Public Accountant, began his career with Ernst & Young in 1979. He earned his bachelor’s degree in accounting from the University of Dayton.
“While this is a great new opportunity for me, I will miss the people here at Airgas,” said Millay. “I know Bob and the rest of the finance organization are well-positioned to carry forward with everything we have built in the past few years. This has been a rewarding experience to work for a great company, which I believe will continue to lead.”
Millay joined Airgas in November 1999 as senior vice president and chief financial officer. Prior to joining Airgas, he was senior vice president and CFO at Transport International Pool, a leasing and equipment management division of General Electric Capital Corporation. Other positions held during his 12-year career at GE included chief financial officer roles at GE Capital Mexico and Colony Advisors, Inc., a GE Capital joint venture. Prior to joining GE in 1987, he held positions at Citicorp and Arthur Young & Company.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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